Filer:
  Company Data:
    Company Name:  Campbell Strategic Allocation Fund, L.P.

    IRS Number:  52-1823554
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-61274



                  CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                      MONTHLY REPORT - DECEMBER 2001
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (459,551.399 units) at November 30, 2001         $877,766,947
Additions of 19,638.176 units on December 31, 2001                 38,819,367
Redemptions of (2,027.910) units on December 31, 2001              (4,008,630)
Offering Costs                                                       (414,463)
Net Income (Loss) - December 2001                                  31,055,651
                                                                 ------------

Net Asset Value (477,161.665 units) at December 31, 2001         $943,218,872
                                                                 ============

Net Asset Value per Unit at December 31, 2001                    $   1,976.73
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $(21,403,860)
    Change in unrealized                                            2,862,214

  Gains (losses) on forward and swap contracts:
    Realized                                                       40,428,500
    Change in unrealized                                           13,478,190
  Interest income                                                   1,453,145
                                                                 ------------

                                                                   36,818,189
                                                                 ------------

Expenses:
  Brokerage fee                                                     5,644,576
  Performance fee                                                           0
  Operating expenses                                                  117,962
                                                                 ------------

                                                                    5,762,538
                                                                 ------------

Net Income (Loss) - December 2001                                $ 31,055,651
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on December 31, 2001                    $   1,976.73

Net Asset Value per Unit on November 30, 2001                    $   1,910.05

Unit Value Monthly Gain (Loss) %                                        3.49%

Fund 2001 calendar YTD Gain (Loss) %                                    2.91%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit




A tumultuous year ...

2001 will unfortunately be remembered as a year that brought pain and devastation to so many. High fuel costs and the California energy crisis, followed by a serious weakening of the US economy, the atrocities of September 11, the resulting war in Afghanistan and on terrorism, the still unidentified anthrax attacks, and finally the collapse of Enron and Argentina.

Thankfully there were some bright spots too. These included the US presidential election finally being decided, low interest rates gave consumers the ability to grow personal spending 5%, preventing the economy from sliding into even deeper recession, the defeat of the Taliban, and above all, a clear demonstration of the compassion, moral courage and unflinching resolve of the American people and our allies.

Economically it was also a difficult year. The US economy was the weakest it has been in a decade. Unemployment reached a six-year high, and the Federal Reserve cut interest rates a record eleven times, bringing short term interest rates to 40 year lows. Energy prices fluctuated wildly as OPEC tried to retain control of crude oil prices in the midst of a global recession. The US equity markets showed negative results for the second consecutive year despite tax cuts, massive interest rate cuts, and resilient consumer spending.

In these troubled times Campbell & Company is pleased to report positive returns for most portfolios for 2001. While stronger absolute returns would have been greatly preferred, we are pleased that our strategies were able to deliver modest profitability and effective portfolio diversification.

We look forward to the challenges and opportunities that 2002 will bring. Let us also hope that peace and prosperity are among them. We thank you for the opportunity to serve your investment needs, and wish you a healthy and prosperous New Year.


Bruce Cleland
President & CEO
Campbell & Company, Inc.